Exhibit 10.59.1

Letter of Agreement
By and Between
Chugach Electric Association, Inc. (Chugach)
and
Local Union 1547
of the
International Brotherhood of Electrical Workers (IBEW)

Representing
Office and Engineering Personnel
Re: Contract Extension July 1, 2010 through June 30, 2013

Recognizing the changes in the electrical industry, the necessity to maintain Chugach’s financial health, the uncertainty in the Alaska economy and the benefits of a stable workforce; the parties’ mutually agree to the following extension of the current Collective Bargaining Agreement set to expire on June 30, 2010.

Incorporated by Reference
Chugach and IBEW agree that the terms of the current Office and Engineering Personnel Collective Bargaining Agreement (CBA) between the parties which is scheduled to expire on June 30, 2010 including all Letters of Agreement, Letters of Understanding and/or Grievance Resolutions shall continue in full force and effect through and including 11:59 p.m. June 30, 2013, except where modified, added to or deleted by this Contract Extension Agreement.

Section 11.1 Health and Welfare
Effective July 1, 2010, the Employer will pay 100% of any increase (if any) in the total health and welfare premium, not to exceed 8.5% of the total premium in effect on June 30, 2010.

Effective July 1, 2011, the Employer and employee will split any increase in the total health and welfare premium with the Employer paying sixty percent (60%) of such increase and the employee paying forty percent (40%) of such increase, not to exceed 10% of the total premium in effect on June 30, 2011.

Effective July 1, 2012, the Employer and employee will split any increase in the total health and welfare premium with the Employer paying sixty percent (60%) of such increase and the employee paying forty percent (40%) of such increase, not to exceed 10% of the total premium in effect on June 30, 2012.

IBEW/CEA O&E Contract Extension Agreement       Page 1 of 3
July 1, 2010 through June 30, 2013

In the event that a total monthly premium increase exceeds the established caps (8.5%, 10%, 10%), the Union agrees to notify the Employer promptly.  To prevent a gap in health and welfare coverage for its employees, the Employer agrees to pay the shortfall in the monthly premium for up to 60 days, if necessary.  The Employer’s coverage of the premium shortfall will facilitate the time required for implementation of cost containment measures decided by the bargaining unit (i.e., movement of money, benefit plan selection modifications, etc.).  If requested by the Union, the Employer agrees to meet and confer over the time and administrative steps necessary to implement the cost containment measures needed by the Union to meet the premium shortfall.

Section 12.1 Job Classifications and Wage Rates
Between July 1, 2010 and June 30, 2011 base wage rates shall remain as provided in the parties current Collective Bargaining Agreement at the rates implemented on July 1, 2009.

Effective July 1, 2011 base wage rates for all classifications shall increase by an amount equal to one hundred percent (100%) of the U.S. Department of Labor CPI-U, Consumer Price Index for Anchorage, measured from January 1, 2010 through December 31, 2010, not to exceed 3.5% or less than 1%.

Effective July 1, 2012 base wage rates for all classifications shall increase by an amount equal to one hundred percent (100%) of the U.S. Department of Labor CPI-U, Consumer Price Index for Anchorage, measured from January 1, 2011 through December 31, 2011, not to exceed 3.5% or less than 1%.

In the event 2010 or 2011 margins are more than five percent (5%) below RCA approved TIER, Chugach may elect to exercise a wage reopener by providing notice of such to IBEW no later than January 31, of the effected year (2011 or 2012).  With timely notice from Chugach, the parties will meet and negotiate terms of any wage adjustment for the effected year (2011 or 2012).  In the event the parties are unable to reach mutually acceptable terms for a wage adjustment for 2011 or 2012, within forty-five (45) calendar days from the date of receipt of notice from Chugach, the parties agree that the issue of a wage adjustment shall be put to expedited interest arbitration for resolution.  The parties’ agree that neither negotiations nor arbitration under the wage opener provision of this extension agreement may result in a reduction in the then current wage.

No other term of the parties’ current CBA (expiration June 30, 2010) is modified or amended by the terms of this Letter of Agreement.  Upon ratification by the bargaining unit and approval of the Chugach Board of Directors, this Extension Agreement will become effective July 1, 2010.

IBEW/CEA O&E Contract Extension Agreement       Page 2 of 3
July 1, 2010 through June 30, 2013

For:	For:

Chugach Electric Association, Inc.	Local Union 1547 of the International Brotherhood of Electrical Workers

/s/ Bradley Evans	/s/ Larry Bell
Brad Evans,	Larry Bell,
Chief Executive Officer	Business Mngr. /Financial Sec.

Dated: January 27, 2010	Dated: January 28, 2010

IBEW/CEA O&E Contract Extension Agreement       Page 3 of 3
July 1, 2010 through June 30, 2013